Exhibit 99

MEREDITH CORPORATION
INVESTOR CONFERENCE CALL
FIRST QUARTER OF FISCAL 2004

INTRODUCTION

JIM JACOBSON

Good morning. I'm Jim Jacobson, Director of Investor Relations for Meredith. Bill Kerr, Chairman and Chief Executive Officer, will start today with an overview of the first quarter of fiscal 2005. Steve Lacy, President and Chief Operating Officer will follow with a review of our two business groups and will discuss our outlook. At the conclusion of the call, they and Suku Radia, Chief Financial Officer; Kevin O'Brien, President of the Broadcasting Group; and Jack Griffin, President of the Publishing Group will be happy to respond to your questions.

We will refer to non-GAAP measures, that in conjunction with GAAP results, provide additional analytic tools to understand our core operations. Tables that reconcile GAAP results to non-GAAP measures have been posted to our web site. A transcript of this call will be posted to our web site as well.

In our remarks today we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of the risk factors can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

Now, Bill will begin the presentation.

BILL KERR

Welcome

Thank you and good morning. Welcome to our conference call to discuss our first quarter results. I trust you had a chance to review the press release issued this morning. I'll start with an overview of our performance in the quarter. Steve will update you on both our business groups and provide our outlook for the second quarter and all of fiscal 2005. Then, we'll address your questions.

To start things off, we are extremely pleased to report another outstanding quarter with net earnings up 35 percent. Earnings per share in the first quarter were $0.50, and that's a record first fiscal quarter for Meredith. Total revenues increased 6 percent and total advertising revenues rose 10 percent.

This strong performance comes on the heels of a record fiscal 2004 and once again validates that our core strategies are resonating well with advertisers and consumers. Let me share a few highlights.

In Publishing, revenues grew 4 percent and operating profit rose 17 percent, resulting in an operating profit margin expansion of nearly two percentage points. This performance was the result of strong publishing advertising-up 8 percent, increased contribution from our circulation activities, and excellent results from our Integrated Marketing operations, partially offset by lower results from our book operations.

Of note, the American Baby Group continues to prove to be an excellent acquisition, outperforming our initial expectations. American Baby recently secured a major new relationship with Kimberly-Clark that will continue to drive meaningful growth.

In Broadcasting, revenues grew 11 percent fueled by $6.4 million in net political advertising. Non-political advertising revenues grew as well- up over 2 percent-as both national and local advertising revenue increased year-over-year. Operating profit increased 40 percent and EBITDA rose 26 percent.

Our strong performance was broad-based throughout the group. In particular, we benefited from strong results at both of our stations in our Portland duopoly, our NBC affiliate in Nashville and our CBS affiliate in Kansas City.

Before I turn it to Steve to discuss both our operating groups in more detail, let me share some insight on the current publishing and broadcasting business environment. I believe all of you know that advertising challenges are being felt throughout the media industry, as witnessed by earnings warnings and reported results.

Additionally, we are sensing a general level of economic uncertainty from our advertisers and clients, attributable to the upcoming Presidential election and current international events. This is further exacerbating the volatility we've described on past calls.

On the magazine side, advertisers remain cautious, which has contributed to late decision-making, uneven spending patterns and period-to-period volatility. Newsstand sales continue to be a challenge and the questionable circulation practices of some magazine and newspaper publishers call for more accountability throughout the industry. With that said, our premier home and family magazines, long-term direct-to-publisher circulation strategy and industry leading database continue to distinguish us in the marketplace.

In Broadcasting, this has been a difficult political advertising season to predict. In particular, the list of swing states has been constantly in flux for the Presidential election. This uncertainty has created volatile spending patterns.

Looking beyond the election, we believe-but are not certain-there is pent up demand as has been the case during most election years. Some local television advertisers refrained from placing business in the political season not wanting to pay higher rates and fearing their message would be lost in the political clutter.

Before Steve updates you on the outlook for both of our business groups, I just want to reiterate that we started fiscal 2005 with record earnings and we are confident that we will produce strong results for the full fiscal year as well. With that, I will turn the call over to him.

STEVE LACY

PUBLISHING

Thanks Bill. This morning I'll start with Publishing and discuss our magazines, books and Integrated Marketing operations. As Bill said, Publishing produced another strong quarter, growing revenues and profits and expanding its profit margin.

Magazines

Let's first look at our magazine performance starting with advertising.

Our largest magazines continued to gain advertising market share. Better Homes and Gardens and Ladies' Home Journal increased their combined share of advertising revenues in the women's service field more than one percentage point to nearly 45 percent for the 12 months ended with the September issues, according to PIB.

Country Home and Traditional Home grew advertising market share as well. Each gained more than two percentage points in its competitive set, according to PIB.

MORE magazine continues to provide advertisers with an outstanding vehicle to reach affluent women 40 and over. The magazine's advertising pages grew more than 30 percent in the quarter. In September, we raised MORE's rate base to 1 million, which will help attract more non-endemic advertising. In particular, automotive, retail, home and entertainment are important non-endemic categories for MORE magazine. The title is an excellent example of our ability to launch and develop a successful magazine business.

Across our magazines, we continued to experience strength in our core advertising categories in the first quarter. Based on advertising revenues for our seven largest magazines, the home and building category grew 3 percent; food and beverage was up 9 percent; and direct response increased 5 percent. Along with the industry, we experienced weakness for pharmaceutical advertising. Cosmetics were down as well.

We expanded advertising revenues in several key growth categories. In particular, retail advertising revenues rose 13 percent, travel increased 15 percent and apparel grew 36 percent.

Circulation

With that review of advertising, let's focus on our circulation activities. In the first quarter, circulation profit continued to increase. Looking forward, our long-term direct-to-publisher circulation strategy will continue to produce healthy profits and distinguish us to advertisers in light of the questionable circulation practices of some members of the newspaper and magazine industries.

American Baby

Let me conclude my discussion of our magazine operations by telling you more about the new business that the American Baby Group recently won. As Bill noted, the American Baby Group secured a major new multi-platform program with Kimberly-Clark. The American Baby Group teamed with Better Homes and Gardens to grow their relationship with Kimberly-Clark, the maker of Huggies disposable diapers. The new program is designed to position Huggies Convertibles as the diaper for active babies and to create partnerships and event sponsorships that drive sales and generate additional exposure. The program includes custom content and promotion in American Baby and Better Homes and Gardens magazines and websites, retail promotion at Wal-Mart and Babies "R" Us stores, events and special promotions.

Non-magazine Operations

With that review of our magazine operations, let's now look at books and Integrated Marketing, our custom publishing operation. Our book business reported lower results due to timing of the book release schedule compared with the prior year. In the first quarter of fiscal 2004, we released the second and third books in the Trading Spaces series and Paige by Paige: A Year of Trading Spaces, which peaked at number three on The New York Times bestseller list.

We expect a strong second quarter for our book business based on sales of the 75th Anniversary edition of the Better Homes and Gardens New Cook Book, American Chopper at Full Throttle, and children's books based on the Care Bears, Strawberry Shortcake and Spider-Man 2 characters during the holiday season.

Our book operation recently signed two new licensing agreements that will continue to strengthen our pipeline. First, we established a multi-year strategic alliance with Discovery Communications to create and publish a portfolio of house and home books developed from programs on Discovery Channel, TLC and Discovery Home Channel. In the coming months, we will publish books based on the TLC programs Clean Sweep and While You Were Out.

Second, we recently signed a multi-year agreement to develop and publish a portfolio of children's books for Marvel Enterprises. This agreement reflects our continued expansion into the $1.9 billion children's book market. The new products will feature many of the highly popular Marvel characters including Spider-Man, The Fantastic Four, The Incredible Hulk, The X-Men, Iron Man and Captain America. The first books from this program will be released next spring.

Based on the books we will publish in fiscal 2005, we believe our book business will deliver strong year-over-year revenue and profit growth for the full fiscal year.

Our Integrated Marketing operations produced another strong quarter with significant revenue and profit growth. The quarter's top performers were the program guide for DIRECTV and customer loyalty programs for DaimlerChrysler, Nestlé and Carnival Cruise Lines.

Let me share some insight on a new relationship with Creative Memories, a leader in the scrapbook and keepsake album industry. Creative Memories is a multi-national sales organization with more than 90,000 direct sales consultants worldwide. We will publish a 72-page bimonthly subscription magazine that will be sold by Creative Memories sales consultants to consumers. The magazine will provide readers with articles, tips and product information on creating scrapbooks and memory albums. We also will provide subscription renewal services for the new magazine.

In summary, we are pleased to report an outstanding quarter for our Publishing Group. This performance was the result of gains in magazine advertising, increased circulation profit and growth in Integrated Marketing, partially offset by lower book results.

BROADCASTING

Now, I'll move to Broadcasting, which, as Bill said, grew revenue 11 percent and EBITDA 26 percent.

Our strong performance was broad-based throughout our station group. In particular, our stations in Nashville, Kansas City and both stations at our Portland duopoly produced strong results.

We benefited from $6.4 million in net political advertising in the first quarter. Our stations in Kansas City, Las Vegas, Portland and Saginaw generated the majority of the political advertising.

Improving news ratings and share is an important element of our growth strategy. We continued to grow audience share in the July ratings book for the key adult 25-54 demographic. Let me provide a few examples:

  Our CBS affiliate in Hartford grew audience share for every weekday newscast by at least 24 percent. For the key 11 p.m. newscast, share increased nearly 40 percent and for the 6 a.m. newscast share grew 32 percent.

  We also increased share for every newscast at our FOX affiliate in Portland. The 7 to 9 a.m. newscast gained 36 percent for its audience share and consistently beat all three national morning shows including the Today show. The station's late news posted a 15 percent share gain. In addition, its late news was the number one primetime newscast in the country four times in four weeks during September and early October.

  Our CBS stations in Kansas City and Phoenix, along with our NBC affiliate in Nashville, each posted strong share gains for its late newscast. In Kansas City share was up 56 percent; in Phoenix it grew 40 percent and in Nashville it gained 15 percent.

In addition to improving our existing newscasts, we are always looking for ways to serve our viewers better. In Phoenix, we have created an opportunity to do just that. Based on research, we launched a 6:30 p.m. newscast in August and the results have been very encouraging. We have posted a 150 percent increase in household ratings, despite competing against the Olympics. Looking forward, we will convert these improved ratings into revenue growth.

With that review of our news improvement, let me discuss our other sales initiatives. We continued to build our innovative Cornerstone programs, which leverage our publishing assets to create proprietary advertising packages for our stations. Several of our stations posted strong revenue gains from our annual Ladies' Home Journal "Back to School" publication. In the first quarter, we generated nearly $9 million in combined revenues from Cornerstones, Internet sales and marketing initiatives focused on local interests and events.

We began operating two new stations in the first quarter. In August, WNEM-AM, our radio station in Saginaw, launched its all-news format. We are leveraging the news leadership of our television station by sharing news-gathering resources. The radio station has been well received by listeners and our advertisers. Now, in addition to our television station's four and a half hours of news per day, residents can access the market's top news source 24 hours a day on the radio.

Also in August, we closed our acquisition of WFLI, the WB affiliate in Chattanooga, Tennessee. We have begun to make changes at the station to improve its performance, starting with overall programming. During access time periods, we will add news and weather cut-ins, which will be produced at our Nashville station at little incremental cost. In addition, we are working to instill the aggressive Meredith sales culture. I look forward to providing more details on WFLI in the future.

In summary, our Broadcasting Group produced a strong quarter as well. While we benefited from political advertising and increased ratings; we grew local and national non-political advertising revenue and increased EBITDA 26% across the group.

Second Quarter Outlook

With that review of our two business groups, let's look ahead.

We anticipate that fiscal 2005 will be another strong year. We believe the current First Call mean estimate of $2.63 per share for fiscal 2005 is achievable. However, the current First Call mean estimates for the remaining quarters of fiscal 2005 require some rebalancing, primarily due to shifts in advertising spending caused partially by general economic uncertainty approaching the Presidential election.

For the second quarter of fiscal 2005, Broadcasting pacings, which are a snapshot in time and change frequently, are currently running up nearly 20 percent. With one week left before the election, we expect to book $11 to $13 million in net political advertising in the second quarter.

We expect our Publishing Group to grow operating profit in the low-double digits for the second quarter due to improved net yield per advertising page, increased circulation profit, strong results from our book business, and disciplined expense management. Publishing advertising revenues are expected to be down in the mid-single digits reflecting comparisons with strong results in the prior-year quarter and continuing period-to-period volatility in the advertising marketplace. Total Publishing revenues are expected to decline in the low-single digits in the second quarter due to the expected advertising performance partially offset by gains in books.

Given these factors, we expect second quarter earnings per share will increase 40 to 45 percent from the $0.38 per share we earned in the prior-year quarter.

Now, I'll turn it back to Bill for some final comments.

BILL KERR

Thanks, Steve. Before taking your questions, I want to share a few closing comments.

We recognize media investors face several uncertainties and are looking for quality companies in which to invest. We believe our shares represent an excellent value and we have acted on this belief. In the first quarter, we repurchased nearly 650,000 shares as part of our share repurchase program, compared with approximately 750,000 shares for all of fiscal 2004.

Going forward, we will continue to benefit from our excellent management, creative and sales teams; our Publishing Group's leadership position in the home and family markets; and our Broadcasting Group's improving news presence. Both of our business groups have the ability to produce strong organic growth and we will look to add strategic targeted acquisitions.

As shareholders, you will continue to benefit from our ability to produce strong earnings growth. While we are pleased to report record results for the first quarter, our focus is now on the second quarter and beyond. We are confident both our business groups are on track to achieve their long-term margin objectives.

We look forward to seeing you at the December Media Week Conferences and now will take your questions.